BGSF, Inc. Reports Second Quarter 2023 Financial Results
Announces 35th Consecutive Quarterly Dividend
Quarterly Revenues of $80.8 million, up 9%

PLANO, Texas – (August 9, 2023) – BGSF, Inc. (NYSE: BGSF), a growing provider of consulting, managed services, and professional workforce solutions, today reported financial results for the second quarter ended July 2, 2023.

The Company further announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on August 28, 2023 to all shareholders of record as of the close of business on August 21, 2023. This marks the 35st consecutive quarterly dividend and based on yesterday’s closing price of the Company’s common stock, the annualized yield is approximately 6.4%.

Q2 2023 Highlights from Continuing Operations2:
•Revenues were $80.8 million, up 9.1% from 2022.
•Gross profit was $29.6 million, up 18.0% from 2022. Gross profit margins increased to 36.6% in 2023, from 33.8% in 2022.
•Net income from continuing operations was $2.6 million, or $0.24 per diluted share.

•Adjusted EBITDA1 from continuing operations was $7.5 million (9.3% of revenues), compared to $5.4 million (7.3% of revenues) in 2022.
•Adjusted EPS1 from continuing operations was $0.37 per diluted share compared to $0.34 per diluted share in 2022.

Six Month 2023 Highlights from Continuing Operations2:
•Revenues were $156.1 million, up 9.5% from 2022.
•Gross profit was $56.4 million, up 16.2% from 2022. Gross profit margins increased to 36.1% in 2023, from 34.0% in 2022.
•Operating income (loss) in 2023 includes a non-cash charge of $22.5 million (using year-to-date tax rate, the impact was $16.9 million after-tax or $1.58 per diluted share) related to the impairment of trade name intangible assets from the rebranding to BGSF for all entities.
•Net loss from continuing operations was $(13.9) million, or $(1.29) per diluted share.
•Adjusted EBITDA1 from continuing operations was $11.8 million (7.5% of revenues), compared to $9.3 million (6.5% of revenues) in 2022, an increase of 25.9% year over year.
•Adjusted EPS1 from continuing operations was $0.55 per diluted share in 2023, compared to $0.58 per diluted share in 2022.
1Non-GAAP financial measure. See reconciliation below for details.
22023 operation results includes ten weeks of Arroyo Consulting and six months of Horn Solutions.

Beth A. Garvey, Chair, President and CEO, stated, “Second quarter total revenues increased 9.1%, and we were pleased with improvements in gross margins and profitability, as well as stronger cash flow from operations in the first half of 2023. Revenues for the Professional segment included a sales lift from Horn Solutions for the full quarter and Arroyo Consulting for a portion of the quarter. In addition, we experienced strong momentum in managed services that was somewhat pressured by softness on the contract side. Our strategic acquisitions provided greater cross-selling and go-to-market opportunities this quarter, as well as valuable nearshore and offshore IT demand. Revenue for the Real Estate segment continued to grow with new markets and the expansion of existing markets. We are seeing a return to more normal seasonality in Real Estate, and believe that our innovations and technology, as well as our diverse geographic footprint, position us well for changing dynamics in the apartment and multi-family industries.”

“Although we remain cautiously optimistic given market challenges, we are enthusiastic about our strategic growth plans to deliver professional and IT consulting, managed solutions and unique capabilities with high value, innovative solutions to solve our client’s needs. We continue to maintain a relentless focus on execution to grow revenues, improve profitability and generate cash flow. Our strategy growth plans in 2023 and beyond give the Board, including myself, the confidence to declare our 35th consecutive quarterly cash dividend of $0.15 per share,” Garvey concluded.

Conference Call
BGSF will discuss its second fiscal quarter and six month 2023 financial results during a conference call and webcast at 9:00 a.m. ET on August 10, 2023. Interested participants may dial 877-344-2015 (U.S. Toll Free) or 646-307-1967 (Toll Callers) and provide access code 7003778. A replay of the call will be available until August 17, 2023. To access the replay, please dial 800-770-2030 (U.S. Toll Free callers), or 647-362-9199 (Toll Callers) and enter access code 7003778. The live webcast and archived replay are accessible from the investor relations section of the Company’s website at www.bgsf.com.

About BGSF
BGSF provides consulting, managed services and professional workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Managed Services, and Real Estate (apartment communities and commercial buildings). BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 121st largest U.S. staffing company and the 52nd largest IT staffing firm in 2023. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various other risks and uncertainties, including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

When used in this press release, the words “allows,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” "prospects," and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Steven Hooser or Sandy Martin
Three Part Advisors
ir@bgstaffing.com 214.872.2710 or 214.616.2207

Source: BGSF, Inc.

BGSF, Inc.
GAAP Financial Measures

The following tables have been derived from our unaudited consolidated financial statements and summarize key components of our statements of operations for the periods indicated, as well as a reconciliation of revenue and operating income (loss) from continuing operations by reportable segment to consolidated results for the periods indicated.

Results of Operations

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022
	(dollars in thousands)
Revenues	$80,800	$74,089	$156,116	$142,631
Cost of services	51,226	49,030	99,758	94,141
Gross profit	29,574	25,059	56,358	48,490
Selling, general and administrative expenses	22,584	19,898	45,796	39,614
Impairment losses	—	—	22,545	—
Depreciation and amortization	1,940	922	3,696	1,821
Operating income (loss)	5,050	4,239	(15,679)	7,055
Interest expense, net	(1,502)	(69)	(2,703)	(343)
Income (loss) from continuing operations before income taxes	3,548	4,170	(18,382)	6,712
Income tax (expense) benefit from continuing operations	(944)	(986)	4,520	(1,521)
Income (loss) from continuing operations	2,604	3,184	(13,862)	5,191
Income from discontinued operations:
Income	—	—	—	1,235
(Loss) gain on sale	—	(8)	—	17,266
Income tax expense	—	—	—	(4,716)
Net income (loss)	$2,604	$3,176	$(13,862)	$18,976

Net income (loss) per share - diluted
Net income (loss) from continuing operations	$0.24	$0.30	$(1.29)	$0.50
Net income from discontinued operations:
Income	—	—	—	0.12
Gain on sale	—	—	—	1.65
Income tax expense	—	—	—	(0.45)
Net income (loss) per share - diluted	$0.24	$0.30	$(1.29)	$1.82

Weighted-average shares outstanding:
Basic	10,759	10,472	10,731	10,451
Diluted	10,770	10,514	10,731	10,500

Business Segments

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 2, 2023		June 26, 2022		July 2, 2023		June 26, 2022
	(dollars in thousands)
Revenue:
Real Estate	$31,071	38%	$29,980	40%	$59,477	38%	$55,896	39%
Professional	49,729	62%	44,109	60%	96,639	62%	86,735	61%
Total	$80,800	100%	$74,089	100%	$156,116	100%	$142,631	100%

Gross profit:
Real Estate	$12,652	43%	$11,574	46%	$23,999	43%	$21,545	44%
Professional	16,922	57%	13,485	54%	32,359	57%	26,945	56%
Total	$29,574	100%	$25,059	100%	$56,358	100%	$48,490	100%

Operating income (loss):
Real Estate	$5,774		$4,817		$10,464		$8,852
Professional - without impairment losses	3,786		3,817		6,413		7,286
Professional - impairment losses	—		—		(22,545)		—
Home office - Selling, general and administrative	(4,510)		(4,395)		(10,011)		(9,083)
Total	$5,050		$4,239		$(15,679)		$7,055

The following tables have been derived from our unaudited consolidated financial statements and summarize key components of our balance sheet and statements of cash flows for the periods indicated.

Condensed Balance Sheets

	July 2, 2023	January 1, 2023
Assets	(dollars in thousands)
Current assets	$69,433	$76,162
Property and equipment, net	1,623	2,081
Intangible assets, net	33,156	47,552
Goodwill	58,453	55,193
Other	19,773	13,685
Total assets	$182,438	$194,673
Liabilities and stockholders' equity
Long-term debt, current portion	$4,000	$4,000
Other current	24,680	24,207
Line of credit	24,768	22,303
Long-term debt, less current portion	38,368	40,368
Contingent consideration	3,184	—
Other long-term	3,050	3,059
Total liabilities	98,050	93,937
Total stockholders' equity	84,388	100,736
Total liabilities and stockholders' equity	$182,438	$194,673

Working Capital
	July 2, 2023	January 1, 2023
	(dollars in thousands)
Working capital from continuing operations	$40,753	$47,955
Working capital ratio	2.42	2.70

Condensed Statements of Cash Flows
	Twenty-six Weeks Ended
	July 2, 2023	June 26, 2022
	(dollars in thousands)
Net cash provided by (used in) continuing operations:
Operating activities	$12,549	$1,217
Investing activities	(8,230)	26,775
Financing activities	(3,659)	(25,760)
Net change in cash used in discontinued operations	—	(2,299)
Net change in cash and cash equivalents	$660	$(67)

BGSF, Inc.
Non-GAAP Financial Measures

The financial results of BGSF, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA and Adjusted EPS.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, net income per diluted share, operating income, or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities or measures of our liquidity. We believe that Adjusted EBITDA and Adjusted EPS are useful performance measures and are used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA" as earnings before interest expense, income taxes, depreciation and amortization expense, transaction fees and certain non-cash expenses such as contingent consideration gains and share-based compensation expense, as well as certain specific events that management does not consider in assessing our on-going operating performance.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended		Trailing Twelve Months Ended
	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022	July 2, 2023
	(dollars in thousands)
Income (loss) from continuing operations	$2,604	$3,184	$(13,862)	$5,191	$(7,481)
Income tax expense (benefit) from continuing operations	944	986	(4,520)	1,521	(2,286)
Interest expense, net	1,502	69	2,703	343	3,772
Operating income (loss)	5,050	4,239	(15,679)	7,055	(5,995)
Depreciation and amortization	1,940	922	3,696	1,821	5,929
Impairment losses	—	—	22,545	—	22,545
Share-based compensation	75	243	436	454	1,067
Transaction fees	435	—	753	—	1,025
Adjusted EBITDA from continuing operations	$7,500	$5,404	$11,751	$9,330	$24,571
Adjusted EBITDA Margin (% of revenue)	9.3%	7.3%	7.5%	6.5%	7.9%

We define “Adjusted EPS” as diluted earnings per share eliminating amortization expense of intangible assets from acquisitions, transaction fees, and certain non-cash expenses such as contingent consideration gains, as well as certain specific events that management does not consider in assessing our on-going operating performance, net of the respective income tax effect.

Reconciliation of Adjusted EPS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022

Net income (loss) from continuing operations per diluted share	$0.24	$0.30	$(1.29)	$0.50
Acquisition amortization	0.14	0.05	0.27	0.10
Impairment losses	—	—	2.10	—
Transaction fees	0.04	—	0.07	—
Income tax expense adjustment	(0.05)	(0.01)	(0.60)	(0.02)
Adjusted EPS from continuing operations	$0.37	$0.34	$0.55	$0.58